EXHIBIT 10.1

EIGHTH AMENDMENT TO OFFICE LEASE

This Eighth Amendment to Office Lease is made and entered into on this 19th day of March 2019 by and between SELIG REAL ESTATE HOLDINGS EIGHT L.L.C., a Washington Limited Liability Company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington (hereinafter, the “Lessor”) and APTEVO THERAPEUTICS, INC. successor in interest to Emergent Product Development Seattle, LLC whose address is 2401 Fourth Avenue, Suite 1050, Seattle, Washington (hereinafter, the “Lessee”).

A.    Recitals

1.    Lessor is the owner of the Fourth and Battery Building, located at 2401 Fourth Avenue, Seattle, Washington, 98121 (hereinafter, referred to as the “Building”).

2.    Lessor and Lessee entered into a lease on the 28th day of April, 2003 which was subsequently amended on December 8, 2004 (First Amendment), February 1, 2006 (Second Amendment), February 2, 2007 (Third Amendment), June 7, 2012 (Fourth Amendment), December 21, 2010 (Fifth Amendment), July 17, 2012 (Sixth Amendment) and December 5, 2014 (Seventh Amendment).

3.    Lessee and Lessor wished to extend the term of the Lease and modify certain terms and conditions as set forth herein. Lessor and Lessee hereby agree to amend the Lease on the terms and conditions set forth below.

SQUARE FOOTAGE

Approximately 47,692 rentable square feet on the 10th, 11th and 12th floors (the “Premises”). Measured and computed in accordance with the American National Standard Method of Measuring Area in Office Buildings of the Buildings Owner Association International’s Standard of Method of Measuring Floor Area in Office Buildings, (ANSI/BOMA Z65.1-1996). During the Extended Lease Term, the Premises shall not be re-measured other than in the case of a physical change in the Premises.

LEASE TERM

It is agreed the lease term is being extended by ten (10) years (“Extended Term”). The new term shall commence on May 1, 2020 and expire on April 30, 2030.

BASE RENTAL RATE

On a triple net basis, the base rental rate during the Extended Term shall be $26.25 per square foot per year and shall increase annually thereafter by the increase in Seattle’s Consumer Price Index.

OPERATING EXPENSES & TAXES

Upon commencement of the Extended Term, Lessee shall pay its pro-rata share, not to exceed $10.00 per rentable square foot in the first year of the lease extension, of Building operating expenses. Exhibit “A” details those costs included in operating expenses. Gas, water and electricity (“utilities”) are included in quoted operating expenses. Lessee acknowledges that it has systems and equipment that are separately metered, and will continue to pay those directly with no mark-up from Lessor. Utility surcharges will be passed through to Lessee.

“Uncontrollable” operating expenses shall mean: (a) Real Estate tax; (b) insurance premiums; (c) cost of water, sewer, electrical and other utility charges for the Building. Operating expenses not included in the preceding sentence constitute “Controllable” operating expenses and any such increases shall be capped at five percent (5%) per annum.

Lessee has the right to audit, in Lessor’s office, the building’s operating expense and Real Estate tax books and records at least once per calendar year at its own cost with Lessee providing at least sixty (60) days prior written notice. If such audit discloses that the amount paid by Lessee for operating expenses have been overstated by more than four percent (4%) in any one year, then in addition to repaying such overpayment to Lessee, Lessor shall also pay for Lessee’s reasonable costs incurred in connection with the audit.

TENANT IMPROVEMENT ALLOWANCE

Per a mutually agreeable work letter using building standard tenant improvements, Lessor, at its cost up to $100,000.00, shall “turn-key” the construction, including furniture, audio visual equipment, and wiring of a conference and meeting room on the 10th floor as outlined in the SABA test-fit dated October 17, 2018.

ADDITIONAL TENANT IMPROVEMENT ALLOWANCE

Throughout the extended term, Lessee shall have the right, but not the obligation, to an Additional Tenant Improvement Allowance of up to $10.00 per rentable square foot amortized over the remaining term at 7.5% (the “Additional Allowance”).

HVAC SYSTEM

At its sole cost and expense, and during normal business hours, Lessor shall maintain a temperature range between 68-72 degrees Fahrenheit (the “Required Temperature Range”) throughout the Premises. For purposes of this provision, the Premises shall include the office space only and shall not include the laboratory space. In the event the Premises’ temperature falls outside the Required Temperature Range, Lessor shall, within five (5) business days of Lessee’s written notice of such event, return the temperature in the Premises to the Required Temperature Range. Lessee shall fully cooperate with Lessor during Lessor’s attempt to diligently pursue the Required Temperature Range. In the event Lessor fails to return the Premises to the Required Temperature Range with those five (5) business days, Rent on the Premises will abate from the date of Lessee’s written notice until the date the Premises are returned to the Required Temperature Range.

RENEWAL OPTION

Lessee has the right to two (2) five (5) year renewal options following the Extended Term at one-hundred percent (100%) of the then “Fair Market Rent”. Lessee shall give Lessor not less than nine (9) months prior written notice. Fair Market Rent is defined as being the rate that is consistent with prevailing market rates for comparable office/ space in the Denny Regrade.

TERMINATION OPTION

Lessee has the one-time right to terminate this lease, at the thirty-sixth (36th) month of the extended term, by providing Lessor with nine (9) months prior written notice. The only charge to Lessee for such early termination shall be any unamortized Tenant Improvement Allowances, if any, and the unamortized Real Estate fees both including eight percent (8%) interest, plus the equivalent of four (4) months of the then current monthly base rent. Such charges shall be due to Lessor no later than the time of Lessee’s vacation of the Premises.

No notice of termination is required at the end of the extended term or any renewal term thereof.

PARKING

Subject to availability, Lessee has the right, but not the obligation, to rent five (5) additional stalls inside the Building parking garage and at the prevailing market cost.

SIGNAGE

Lessee, at Lessee’s expense, may provide and install identity on the existing monument sign. Such identity shall be approved by Lessor, which shall not be unreasonably withheld.

REAL ESTATE FEE

Pursuant to the separate and mutually executed written commission agreement between Lessor and Savills Studley, Lessor shall compensate Lessee’s real estate representative, Savills Studley. Lessee and Lessor covenant, represent and warrant to the other that it has had no dealings, communications or negotiations with any broker or agent, other than Savills Studley, Inc. (hereinafter referred to as “Broker”), in connection with the negotiation or consummation of this Eighth Amendment. Lessee covenants and agrees to pay, hold harmless and indemnify Lessor from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any other broker or agent, other than Broker, to be owing by Lessor with respect to this Eighth Amendment to Lease or to the negotiation thereof and arising out of such dealings or negotiations by Lessee.

ENTIRE AGREEMENT:

This is the entire agreement between the parties relative to the subject matter of this Amendment. It cannot be modified or added without a writing signed by both parties. All other provisions of the Lease remain in full force and effect.

APTEVO.THERAPEUTICS0307.19

SIGNATURE BLOCK ONLY ON LAST PAGE

AGREED AND ACCEPTED:

SELIG REAL ESTATE HOLDINGS EIGHT, LLC		APTEVO THERAPEUTICS, INC.

	/s/ Martin Selig		/s/ Marvin White
By:	Martin Selig	By:	Marvin White
Its:	Manager	Its:	President & CEO
Dated:	3.19.19	Dated:	3/13/19